PRESS RELEASE

Available for Immediate Publication: July 14, 2005
Contacts: Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
R. Dale McKinney, EVP / Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

Capital Corp of the West Announces Second Quarter 2005 Earnings Increased 32% over Second Quarter 2004

Merced, California, July 14, 2005-Capital Corp of the West NASDAQ:NMS: CCOW) today announced net income of $5,126,000 for the second quarter ended June 30, 2005, a 32% increase compared to the second quarter 2004; fully diluted earnings per share of $0.47 and a 18.6% return on equity (ROE) to shareholders.

“Our strong earnings reflect a very robust franchise as loan demand increased significantly despite an environment of rising interest rates. This, in turn, resulted in our achieving an ROE in excess of 18% for our shareholders,” stated Chief Executive Officer, Tom Hawker. “In the last twelve months we have grown total loans 20% and total assets 17% as we continue to expand the level of financial services throughout our 20 branch system.

“On June 20th, we welcomed John J. Incandela to our team as County Bank’s new Executive Vice President - Chief Credit Officer. With an extensive and impressive banking and credit background that spans more than 22 years, John comes to County Bank from Banco Popular North America, the largest Hispanic-owned bank in the United States. While there, John directed a $7.5 billion loan portfolio comprised of loans originated in six states. We believe John’s unique experience will prove to be an invaluable asset to our company as we continue to grow our franchise.”

“Additionally, the growth of our operations provides a positive environment, and multiple career opportunities, for our most important asset, the Team Members employed here at Capital Corp,” continued Mr. Hawker.

“These strong results are primarily due to improving our net interest margin to 4.67% during the second quarter of 2005 as we benefited from increased gross loan volumes of $165 million over the second quarter loan totals of 2004,” stated Chief Financial Officer, R. Dale McKinney. “We have previously stated that our balance sheet was asset sensitive and this, as a result of a rising rate environment, now allows us to achieve improved margins relative to the flat rate environment margin forecasted earlier. Also, as a result of continued improvement in overall credit quality during this second quarter, only $101,000 in loan loss provision has been recorded, a significant reduction from the $689,000 loan loss provision recorded during the second quarter of 2004,” continued Mr. McKinney.

Earnings Discussion

Net earnings were $5,126,000 or $0.47 per diluted share for the three months ended June 30, 2005. This compares to earnings of $3,880,000 or $0.36 per diluted share for the same period in 2004. Annualized return on average assets and return on average equity were 1.35% and 18.63% for the second quarter of 2005 compared with 1.20% and 16.34% for the same period in 2004.

The 2005 second quarter earnings of $5,126,000 reflect a year over year increase in earnings of $1,246,000 due primarily to increasing net interest margins. The increase in net interest income was driven by a $201,328,000 or a 17% increase in average interest earning assets. The taxable equivalent net interest margin for the second quarter of 2005 was 4.67%, an increase of 19 basis points from the 4.48% achieved during the same period during 2004. In comparing the 2005 to 2004 second quarter, total noninterest expenses increased by $1,382,000 due primarily to increases in premises and occupancy expenses of $302,000 or 40% and increases in equipment expenses of $297,000 or 40% that were the result of the purchase and renovation of the Customer Service Center in Merced, and the branch premises and equipment expenditures throughout the branch network. Salaries and related benefits increased $219,000 or 4% and were the result of support staff increases necessary to accommodate branch expansion and normal salary progression. Professional fees increased $246,000 or 62% due to costs related to compliance with Sarbanes Oxley legislation, BSA compliance and increased internal and external audit costs. Marketing expenses increased $177,000 or 116% due primarily to increased media marketing costs. Supplies expenses increases $130,000 due to increased branch supplies expense utilized throughout the growing branch network. Intangible expenses were reduced by $154,000 or 93% with the full amortization of the premium paid for branch deposits purchased from Bank of America in 1997. Our effective tax rate was 32% for the second quarter of 2005, unchanged from the 32% recorded for the second quarter of 2004. Income tax expense increased $552,000 to $2,412,000 when compared to the $1,860,000 recorded during the same quarter in 2004. The consistent 2005 tax rate is primarily attributable to an increase of $341,000 in tax advantaged municipal security interest income in 2005 when compared to 2004, which is offset by higher levels of fully taxable earnings in 2005 when compared to 2004. Without the higher level of municipal interest income, the second quarter 2005 effective tax rate would have been higher.

Credit Quality

The Company’s allowance for loan losses was $13,404,000 or 1.36% of total loans at June 30, 2005. Nonperforming assets totaled $2,325,000 or 0.15% of total assets and nonperforming loans stood at $2,265,000 or 0.23% of total loans. At June 30, 2005 the allowance for loan losses totaled 592% of nonperforming loans. This compares to an allowance for loan losses of $13,081,000 or 1.60% of total loans at June 30, 2004. At June 30, 2004, nonperforming assets totaled $5,001,000 or 0.38% of total assets, nonperforming loans totaled $4,941,000 or 0.60% of total loans and the allowance for loan losses totaled 265% of nonperforming loans. The decrease in the provision for loan losses in the quarter ended June 30, 2005 when compared to the same quarter in 2004 was due to a decrease in criticized loans, a decrease in loan charge-offs, and a decrease in nonperforming loans on a year over year basis. Net charge-offs for the second quarter of 2005 were $55,000, which compares to $439,000 for the same period in 2004. The decreased charge-off activity in the second quarter of 2005 when compared to the same period in 2004 was primarily due to a decrease in criticized assets, and the success of workout efforts on some of the larger nonperforming loans.

Book Values - Capital

The Company’s capital at June 30, 2005 stood at $113,331,000 compared with $95,173,000 as of June 30, 2005. Book value and tangible book value per share totaled $10.80 and $10.66 as of June 30, 2005 as compared to $9.19 and $8.97 as of June 30, 2004. The Company’s tangible leverage capital ratio stood at 8.45% at June 30, 2005, compared with 8.48% as of June 30, 2004. The Company’s risk based capital ratio stood at 11.54% at June 30, 2005, compared with 11.61% as of June 30, 2004.

Forecasted Information

Chief Financial Officer R. Dale McKinney comments on the remaining two quarters of 2005, “Although interest rates are anticipated to continue to rise during the year, our forecast is based on existing interest rates since future interest rates cannot be predicted with certainty. Our ALCO model indicates slight asset sensitivity; therefore, if rates continue to rise as predicted, margins should slightly improve relative to this forecast. The taxable equivalent net interest margin averaged 4.67% for second quarter of 2005 and is expected to decline during the year 2005 to an average taxable equivalent margin in the 4.52% to 4.57% range. Loan loss accruals are well below normal run rates for the second quarter, and for the remainder of the 2005 year are anticipated to increase, but still be below the same relative levels for the 2004 year. Our effective tax rate for 2005 is forecasted in the 32% to 33% range. For 2005, ROE is forecasted in the 18% to 19% range and growth in total assets over year end 2004 should be about 15% to 17%. The forecast for expense growth remains in the 10% to 12% range for 2005 and reflects the infrastructure added during the 2004 year in order to comply with provisions of both Sarbanes Oxley (SOX) and the Bank Secrecy Act (BSA), and in support of our continued franchise expansion. After adding back the two previously announced fourth quarter 2004 earnings charges related to the real estate investment trust and the other than temporary impairment charge, a 24% to 27% earnings improvement over the 2004 year is forecasted. This forecast includes the $539,000 after tax BOLI income recorded in the first quarter of this year. Full year reported 2005 earnings, including the bank owned life insurance, are anticipated to be in the $19.5 to $19.9 million range, or fully diluted earnings per share in the $1.80 to $1.84 range. Risk based capital ratios are anticipated at 11.00% to 11.50% and leverage capital ratios are anticipated at 8.25% to 8.50% during the full 2005 year. These ratios are considered well capitalized by regulatory definitions.”

Conference Call Recording

Capital Corp of the West’s second quarter 2005 earnings conference call is scheduled for July 15, 2005 at 7:00 am PDT. Investors have the opportunity to listen to a recording of the conference call by going the web site of the company www.ccow.com just after the call and following the instructions to play back the recorded conference call. The recording will be available on the web site for 30 days following the conference call.

Safe Harbor

In addition to historical information, this release includes certain forward-looking statements regarding events and trends that may affect the Company’s future results. Such statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially. These factors include general risks inherent to commercial lending; risks related to asset quality; risks related to the Company’s dependence on key personnel and its ability to manage existing and future growth; risks related to competition; risks posed by present and future government regulation and legislation; and risks resulting from federal monetary policy.

Reference Information

 Capital Corp. of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 27 years of service as “Central California’s Community Bank.”Currently County Bank has twenty branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Stanislaus, San Joaquin, San Francisco and Tuolumne. As of the latest FDIC data, County Bank has 6.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-nine banking institutions in this market area. For further information about the Company’s financial performance, contact Tom Hawker, President & Chief Executive Officer at (209) 725-2276, or R. Dale McKinney Chief Financial Officer, at (209) 725-7435.

-Financial Tables Follow-

Capital Corp of the West
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004

Interest income	$21,651	$17,294	$41,664	$34,200
Interest expense	5,650	4,136	10,723	8,255
Net interest income	16,001	13,158	30,941	25,945
Provision for loan losses	101	689	321	1,304
Noninterest income:
Service charges on accounts	1,526	1,580	2,893	3,014
Increase in CSV of life insurance policies	202	262	460	496
Other income	612	749	1,656	1,521
Noninterest expenses:
Salaries and related benefits	5,657	5,438	11,210	10,494
Premises and occupancy	1,066	764	2,051	1,543
Equipment	1,043	746	1,901	1,572
Professional fees	644	398	1,206	768
Marketing	329	152	624	500
Intangible amortization	12	166	23	333
Supplies	308	178	572	400
Other expenses	1,643	1,478	3,423	3,041
Total noninterest expenses	10,702	9,320	21,010	18,651
Income before income taxes	7,538	5,740	14,619	11,021
Provision for income taxes	2,412	1,860	4,505	3,497
NET INCOME	$5,126	$3,880	$10,114	$7,524

Capital Corp of the West
Consolidated Balance Sheets
(Unaudited)

			2005	2005
	At June 30,		Averages	Averages
(Dollars in thousands)	2005	2004	QTD	YTD
Assets
Cash and noninterest-bearing deposits in other banks	$47,186	$47,979	$43,410	$41,856
Federal funds sold	1,675	21,200	5,423	5,584
Time deposits at other financial institutions	350	350	350	1,112
Investment securities available for sale, at fair value	258,787	267,832	271,378	272,711
Investment securities held to maturity at cost, fair value of $184,634 and $98,089 at June 30, 2005 and 2004	183,194	99,929	182,036	177,568
Loans, net of allowance for loan losses of $13,404 and $13,081 at June 30, 2005 and 2004	969,561	804,650	927,553	901,989
Interest receivable	6,969	6,296	6,414	5,949
Premises and equipment, net	24,731	18,469	24,407	23,756
Goodwill and intangible assets	1,451	2,315	1,455	1,461
Cash value of life insurance	28,215	27,616	28,075	28,217
Investment in housing tax credit limited partnerships	8,394	8,592	8,454	8,501
Other assets	13,936	9,628	15,552	14,813
Total assets	$1,544,449	$1,314,856	$1,514,507	$1,483,517

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing demand	$275,695	$226,067	$270,117	$261,743
Negotiable orders of withdrawal	169,443	145,065	177,019	171,764
Savings	358,213	358,802	358,658	359,989
Time, under $100	207,003	183,689	203,482	200,972
Time, $100 and over	216,095	160,924	188,001	181,783
Total deposits	1,226,449	1,074,547	1,197,277	1,176,251

Other borrowings and subordinated debentures	191,260	139,398	195,261	188,138
Accrued interest, taxes and other liabilities	13,409	5,738	11,887	11,149
Total liabilities	1,431,118	1,219,683	1,404,425	1,375,538

Preferred stock, no par value; 10,000,000 shares authorized; none outstanding	-	-	-	-
Common stock, no par value; 20,000,000 shares authorized; 10,490,566 and 10,357,308 issued & outstanding at June 30, 2005 and 2004	58,188	55,750	57,735	57,534
Retained earnings	55,269	41,766	53,241	50,802
Accumulated other comprehensive loss	(126)	(2,343)	(894)	(357)
Total shareholders’ equity	113,331	95,173	110,082	107,979
Total liabilities and shareholders’ equity	$1,544,449	$1,314,856	$1,514,507	$1,483,517

Loan Portfolio Composition

(Dollars in thousands)	June 30, 2005		June 30, 2004
Loan Categories:	Dollar Amount	Percent of loans	Dollar Amount	Percent Of loans
Commercial	$245,307	25%	$213,700	26%
Agricultural	74,797	7	88,757	11
Real estate construction	134,357	14	91,327	11
Real estate mortgage	449,986	46	348,771	43
Consumer	78,518	8	75,176	9
Total	982,965	100%	817,731	100%
Less allowance for loan losses	(13,404)		(13,757)
Net loans	$969,561		$803,974

Allowance for Loan Loss Activity

	Six Months Ended June 30,
	2005	2004	2003
	(In thousands)
Allowance for Loan Losses:
Balance at beginning of period	$13,605	$12,524	$12,134
Provision for loan losses	321	1,304	1,153
Charge-offs	(1,121)	(1,030)	(969)
Recoveries	599	283	308
Net charge-offs	(522)	(747)	(661)
Balance at end of period	$13,404	$13,081	$12,626

Gross loans outstanding at period-end	$982,965	$817,731	$693,835
Average gross loans outstanding	$915,490	$784,807	$655,682

Annualized net charge-offs to average loans	0.11%	0.19%	0.20%
Allowance for loan losses:
To total loans	1.36%	1.60%	1.82%
To nonperforming loans	592%	265%	899%

Selected Financial Data

Capital Corp of the West Selected Financial Data	Three Months Ended 6/30/05	Three Months Ended 6/30/04	Six Months Ended 6/30/05	Six Months Ended 6/30/04
Basic Earnings Per Share	$0.49	$0.38	$0.97	$0.73
Diluted Earnings Per Share	$0.47	$0.36	$0.94	$0.71

Annualized Return on:
Average Assets	1.35%	1.20%	1.36%	1.19%
Average Equity	18.63%	16.34%	18.73%	16.09%
Net Interest Margin	4.67%	4.48%	4.63%	4.59%
Efficiency Ratio	58%	59%	58%	59%
Annualized Net Charge-offs to Average Loans	0.02%	0.22%	0.11%	0.19%

Capital / Shareholder Information

	June 30, 2005	June 30, 2004

Book Value Per Share	$10.80	$9.19
Tangible Book Value Per Share	$10.66	$8.97

Leverage Capital Ratio	8.45%	8.48%
Risk Based Capital Ratio	11.54%	11.61%

Nonperforming Assets

	June 30	June 30
	2005	2004
	(In thousands)
Nonaccrual loans	$2,265	$4,874
Accruing loans past due 90 days or more	-	67
Total nonperforming loans	2,265	4,941
Other real estate owned	60	60
Total nonperforming assets	$2,325	$5,001

Nonperforming loans to total loans	0.23%	0.60%
Nonperforming assets to total assets	0.15%	0.38%